UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2013

Southcross Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1700 Pacific Avenue

Suite 2900

Dallas, Texas 75201

(Address of principal executive office) (Zip Code)

(214) 979-3700

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 30, 2013, the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC (the “General Partner”), the general partner of Southcross Energy Partners, L.P. (the “Partnership”), appointed Donna A. Henderson as the Chief Accounting Officer of the General Partner, to replace David M. Mueller, who resigned such position as of such date.  The Board previously appointed Ms. Henderson as a Vice President of the General Partner on April 1, 2013.

From September 2011 to December 2012, Ms. Henderson, 45, was the Vice President and Chief Audit Executive of GenOn Energy, Inc., which merged into NRG Energy.  Prior to that position, Ms. Henderson served as Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from July 2005 to September 2011, and held various other leadership roles within the accounting department of that organization since September 2000.  From 1996 to 2000, Ms. Henderson held various accounting positions with Lyondell Chemical.  Ms. Henderson began her career in Houston, Texas in 1989 with Deloitte & Touché LLP, where she worked until November 1993 when she joined KPMG LLP in Albuquerque, New Mexico, where she worked until 1995.  Ms. Henderson holds a Bachelor of Business Administration degree in accounting from Eastern New Mexico University and is a member of the American Institute of Certified Accountants.

Under Ms. Henderson’s employment offer letter, she received 15,000 of the Partnership’s phantom units pursuant to the Partnership’s 2012 Long-Term Incentive Plan (the “LTIP”).  Such phantom units vest ratably over a three-year period.  In addition, Ms. Henderson will be eligible for severance benefits equal to one times her annual base salary in effect at the time of any termination of her employment, if the General Partner terminates such employment without “Cause” within one year following a “Change of Control” (as such terms are defined in the LTIP, a copy of which has been previously filed by the Partnership with the Securities and Exchange Commission).  As a condition to receiving such severance benefit, Ms. Henderson must sign a waiver and release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC,
its general partner

Dated: April 30, 2013	By:	/s/ J. Michael Anderson
	Name:	J. Michael Anderson
	Title:	Senior Vice President and Chief Financial Officer